Exhibit 10.28

                               SEVERANCE AGREEMENT

      This Severance Agreement is made and entered into as of this 12 day of January, 2000 by and between Designs, Inc. (the "Company"), a corporation organized and existing under the laws of Delaware with a principal place of business at 66 B Street, Needham, Massachusetts 02494, and Joel H. Reichman ("Reichman"), an individual residing at 46 Ralph Road, Marblehead, Massachusetts 01945.

      WHEREAS, the Company and Reichman are parties to an Employment Agreement dated as of October 16, 1995 (the "Employment Agreement") whereby Reichman was employed as President and Chief Executive Officer of the Company; and

      WHEREAS, the Company and Reichman wish to resolve Reichman's separation from employment with the Company and establish the terms of Reichman's severance arrangement.

      NOW THEREFORE, in consideration of the promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Separation Date. The Company and Reichman agree that the effective date of Reichman's separation from the Company was November 19, 1999 (the "Separation Date"). From and after the Separation Date, Reichman was no longer an employee of the Company and had no further duties or responsibilities to act on behalf of the Company, except as provided herein.

      2. Severance Payments. The Company shall pay Reichman the aggregate sum of Five Hundred Seventy Three Thousand Five Hundred Fifty Seven Dollars and Fifty Cents ($573,557.50) (the "Severance Payment"), in accordance with the attached Payment Schedule. Payments shall be made by direct deposit to Reichman's account and are deemed paid on the date the deposits are made. Reichman shall be liable for, and shall pay in full when due, any and all local, state and federal income taxes related to the Severance Payment. Reichman will receive a Form 1099 from the Company at the end of each calendar year. To the extent Reichman accepts employment after the Separation Date, the Company agrees that the Severance Payment may not be offset by any amount he receives from a future employer.

      3. Medical/Dental Insurance. To the extent permitted by the applicable insurance policies, the Company shall continue to provide Reichman with family medical and dental insurance coverage during the period from the Separation Date until May 31, 2000, at Reichman's sole cost and expense. Thereafter, Reichman shall be entitled to apply for and receive continuation of medical insurance coverage at his sole cost and expense through COBRA until November 30, 2001. The current cost for Reichman's family medical and dental insurance coverage for the period from the Separation Date until May 31, 2000 is set forth on the attached Payment Schedule and the costs shall be deducted from the Severance Payment due to Reichman from the Company.

      4. Vehicle. The Company shall transfer all of its rights, title and interest in the 1997 Range Rover HSE 4.6 vehicle to Reichman in "AS IS" condition. The Company hereby acknowledges and agrees that Reichman purchased the vehicle from the Company for $26,442.50 in an arm's length transaction.

      5. Family Discount Card. Reichman shall be permitted to retain his Family Discount Card ("Card") until the date of the last Severance Payment, at which time Reichman shall immediately return the Card to the Company. Reichman shall only be permitted to use the Card to purchase merchandise for his immediate family.

      6. Legal Fees. In the event either party breaches any of such party's obligations under this Severance Agreement, the non-breaching party shall be entitled to recover all reasonable costs incurred by such non-breaching party in enforcing the terms of the Severance Agreement, including reasonable attorneys' fees. The prevailing party shall be entitled to recover its reasonable attorneys' fees and expenses in any litigation that arises out of or relates to this Severance Agreement.

      7. Options. Reichman hereby acknowledges and agrees that any and all incentive stock options, non-qualified stock options and/or any other stock options granted


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

to him during his employment with the Company shall expire and/or terminate as of the date of this Severance Agreement.

      8. Continued Assistance. Reichman agrees that he will devote whatever time is necessary after the Separation Date to work with and assist the Company in any litigation, arbitration or other proceeding that is currently pending or threatened involving the Company, which shall include, but not be limited to, testifying at any deposition, hearing, proceeding or trial and meeting with representatives of the Company to discuss the factual history of such matters. The Company agrees to compensate Reichman for all reasonable out of pocket expenses associated with his cooperation pursuant to this paragraph. The Company agrees further to schedule such assistance/cooperation at such times as to minimize inconvenience and/or disruption to Reichman's professional and personal schedule.

      9. References. All responses to any inquiries made to the Company regarding Reichman's employment references shall be limited to providing dates of employment, title and salary information. If additional information is requested, the Company may state that the foregoing information is the only information that the Company can provide or words to that effect.

      10. Non-disparagement. The Company agrees that its officers and directors will not make any public or private statement that disparages Reichman unless required by law and that it will use its best efforts to have its agents, employees and consultants comply with this provision. Reichman agrees that he will not make any public or private statement which disparages the Company or its officers, directors, employees or consultants unless required by law, and that he will use his best efforts to have his agents and consultants comply with this provision.

      11. Confidentiality. The parties hereto agree that the terms and conditions of this Severance Agreement shall be treated as confidential and shall not be disclosed except as necessary to their respective employees, officers, directors and financial, investment and legal advisors, as required by law, or to enforce the terms of this Severance Agreement. Reichman may also disclose the terms and conditions of the Severance Agreement to his immediate family. In the event Reichman and/or the Company disclose the terms and conditions of the Severance Agreement to any of the foregoing persons or entities, they


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

shall advise such persons and/or entities that the terms and conditions of this Severance Agreement are confidential and that they shall not disclose the information to any other person or entity. Notwithstanding the foregoing, the parties acknowledge and agree (i) that disclosure of this Severance Agreement and/or the material terms thereof will likely be required by the Company in its filings with the Securities and Exchange Commission, and (ii) that the Severance Agreement or the material terms thereof may be disclosed to State Street Bank and Trust Company.

      12.   Non-Disclosure.

            (a) Reichman agrees that he will not disclose to any person or entity, either orally or in written form, except as required by law, any confidential information relating to the Company or any of its subsidiaries and affiliates, the directors of the Company or its subsidiaries and affiliates, any client of the Company or any of its subsidiaries and affiliates, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents, including copies of such information in electronic form, embodying such confidential information.

            (b) The non-disclosure obligation set forth above shall not apply to any information (i) which was in the public domain at the time of disclosure or (ii) which thereafter fell into the public domain without any fault of Reichman and which was not disclosed in violation of any similar non-disclosure obligation by any other person.

            (c) Reichman hereby represents that he left with the Company all documents, computer disks, records, reports, writings and other similar documents containing confidential information, including copies thereof then in his possession


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

      or control, except those documents which are his personal copies of documents relating to the terms and conditions of his employment with or resignation from the Company. Reichman further represents that, except as provided herein, he returned to the Company all other assets and/or property belonging to the Company.

      13.   Non-Competition and Non-Solicitation.

            (a) Reichman agrees that during the period commencing on the Separation Date and ending on November 19, 2001, he shall not work for Levi Strauss & Co., and he shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever, engage or assist any person or entity to engage in the Levi's or Dockers outlet business in any location in any geographic area in the United States or Puerto Rico; provided, however, that Reichman may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation.

            (b) During the period commencing on the Separation Date and ending on November 19, 2001, Reichman shall not request any suppliers or customers with whom the Company has a business relationship to cancel or terminate any such business relationship with the Company or solicit any employee of the Company to leave the Company's employ. Notwithstanding the foregoing, nothing contained herein shall constitute the Company's approval or acquiescence of any actions taken by Reichman after November 19, 2001 to seek to cause the cancellation or termination of any business relationship between the Company and any third party and the Company reserves the right to assert any claims it may have against Reichman arising out of his conduct.

            (c) Except for the limitations and restrictions contained in this Severance Agreement, Reichman and the Company agree that the post-employment restrictions contained in the Employment Agreement, including without limitation the post employment competition restrictions contained in paragraph 9 of the Employment Agreement are hereby waived and released and shall have no further force or effect, such that Reichman shall be entitled to accept future employment.


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

      14. Reichman Release. Reichman hereby voluntarily and irrevocably releases and forever discharges the Company and its subsidiaries (including their successors and assigns) and each of their current and former officers, directors, shareholders, employees, consultants, representatives and agents (hereinafter the "Company Releasees") from all charges, complaints, claims, promises, agreements, obligations, causes of action, damages, and debts (including attorneys' fees and costs actually incurred), known or unknown, which Reichman has, had, or hereinafter may have, directly or indirectly, relating to or arising out of any conduct pertaining to the most recent proxy contest and annual meeting of the Company or relating to or arising out of his employment with or services performed for the Company, from the beginning of the world to the day of the date of this Severance Agreement, including, without limitation, all claims for breach of contract, all claims arising out of or relative to Reichman's employment with the Company and the termination thereof and any claims Reichman may have under the Employment Agreement, all claims for breach of an implied covenant of good faith and fair dealing, intentional or negligent misrepresentation, any acts or omissions by the Company Releasees, and unlawful discrimination under the common law or any statute (including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.2000e, et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. ss.621, et seq., the Employee Retirement Income Security Act, 29 U.S.C. ss.1001, et seq, and the Americans with Disabilities Act of 1990, 42 U.S.C. ss.12101, et seq.) Notwithstanding the foregoing, this Release shall not release or limit Reichman's rights to indemnification under the terms of the By-Laws of the Company and under the Indemnification Agreement between Reichman and the Company dated as of December 10, 1998, as in effect on the date hereof, or to enforce this Severance Agreement or bring claims for breach thereof.

      15. Company Release. The Company, on behalf of itself and its officers, directors, agents, representatives, subsidiaries, consultants and shareholders (hereinafter the "Company Releasors") hereby voluntarily and irrevocably releases and forever discharges Reichman and his heirs and survivors from any and all charges, complaints, claims, promises, agreements, obligations, causes of action, damages and debts, (including attorneys' fees and costs actually incurred), known or unknown, that the Company Releasors, individually or jointly, have, had or hereinafter may have, directly or indirectly, relating to or arising out of any conduct pertaining to the most recent proxy contest and annual meeting of the Company or relating to or arising out of Reichman's employment with or services performed for the Company from the beginning of the world to the day of the date of this Severance Agreement, including, without limitation, all claims for breach of contract, all claims for breach of an implied covenant of good faith and fair dealing, intentional or negligent misrepresentation, mismanagement, nondisclosure, or any acts or omissions by Reichman during the course of his employment or any claims the Company may have under the Employment Agreement. Notwithstanding the foregoing, this release shall not limit the Company's rights to enforce this Severance Agreement or to bring any claims for breach thereof.

      16. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Severance Agreement or the breach thereof shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Boston, Massachusetts, in accordance with the rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 16 shall be specifically enforceable. Notwithstanding the foregoing, this Section 16 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided, however, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 16.

      17. Trust Agreement. Reichman hereby relinquishes any and all rights, title and interest that he had, has or may have in, arising out of or relating to the Trust Agreement ("Trust Agreement") made as of May 12, 1999 by and between the Company and State Street Bank and Trust Company ("State Street") or the assets held thereunder. Reichman agrees and consents to the termination of the Trust Agreement and the return of all trust assets by State Street to the Company and shall execute any and all documents necessary to accomplish the termination and return of trust assets. If Reichman fails to execute the foregoing documents within forty eight (48) hours after receipt of a written request from the Company, the Company can suspend the payment of the Severance Payments until

Reichman executes said documents. Notwithstanding the foregoing, this shall not release or limit Reichman's rights to indemnification under the terms of the By-Laws of the Company and under the Indemnification Agreement between Reichman and the Company dated as of December 10, 1998, as in effect on the date hereof.

      18. Nature of Agreement. Reichman and the Company acknowledge and agree that this Severance Agreement is a severance and settlement agreement and shall not constitute an admission of liability and wrongdoing on the part of either party.

      19. Notices. All notices, requests, demands, and other communications provided for by this Severance Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the other party at the address first above written, or at such other address as to which the party gives notice, with a copy to:

      For the Company:  Designs, Inc.
                        66 B Street
                        Needham, MA  02494
                        Attn:  Corporate Counsel

                              and

                        Peter Smith, Esq.
                        Kramer Levin Naftalis & Frankel LLP
                        919 Third Avenue
                        New York, NY 10022-39903

      For Reichman:     Karen E. Schneck
                        Hale and Dorr LLP
                        60 State Street
                        Boston, MA  02109

      Copies of all Notices must be delivered or sent in the same manner that they are sent or delivered to the parties hereto.

      20. Entire Agreement. This Severance Agreement is the entire agreement between the parties relating to the subject matter hereof. The Employment Agreement shall terminate effective upon the signing of this Severance Agreement, at which time it shall become null and void.


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

      21. Voluntary Assent. Reichman and the Company affirm that no other promises or agreements of any kind have been made to or with them by any person or entity whatsoever to cause them to sign the Severance Agreement, and that they fully understand the meaning and intent of this Severance Agreement. Reichman and the Company state and represent that they have had an opportunity to fully discuss and review the terms of this Severance Agreement with an attorney, that they have read this Severance Agreement carefully and understand the contents hereof, that they freely and voluntarily assent to all of the terms and conditions hereof and that they sign their name of their own free act.

      22. Binding Effect. This Severance Agreement shall inure to the benefit of and be binding upon the Company and Reichman, their respective successors, executors, administrators, heirs and permitted assigns.

      23. Amendment. This Severance Agreement may be amended or modified only by a written instrument signed by Reichman and a duly authorized representative of the Company.

      24. Severability. In case any provisions of this Severance Agreement shall be determined by an arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Severance Agreement shall not in any way be affected or impaired thereby.

      25. Future Cooperation. At any time after execution and exchange of this Severance Agreement and from time to time, Reichman and the Company, upon written request from either party to the other, shall execute and deliver such further documents or instruments as may be reasonably necessary to more fully effectuate the intention of the parties hereto but limited to such amplification, definition or effectuation strictly consistent with the terms and provisions hereof.

      26. Applicable Law. This Severance Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

      27. Opportunity to Consider; Revoke. Reichman acknowledges that he has been afforded an opportunity to take at least twenty-one (21) days to consider this Severance Agreement and has been advised to consult with the attorneys of his choice prior to executing this Severance Agreement. Reichman acknowledges that he has had an


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

adequate opportunity to review this Severance Agreement before its execution. The parties understand and acknowledge that Reichman will have a period of seven
(7) calendar days following his execution of this Severance Agreement in which to revoke his consent to this Severance Agreement. Such revocation must be in writing and shall be transmitted to the Company such that it is actually received prior to the expiration of the seven-day revocation period.

      28. Counterparts. This Severance Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

Executed as a sealed instrument this 15 day of January, 2000.

DESIGNS, INC.


By:/s/ John J. Schultz                    /s/ Joel H. Reichman
Its: Chief Executive Officer              Joel H.  Reichman
Hereunto duly authorized


By:Jeffrey M. Unger
Its: Vice President of Corporate Development
Hereunto duly authorized


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

                    Joel Reichman Severance Payment Schedule
                                            Insurance
                        Payment             Deduction     BI-Weekly Payment

    7-Jan    2000     $11,195.10                  $0.00        $11,195.10
    7-Jan    2000     $25,000.00         $       266.37   $     24,733.63
   21-Jan    2000     $11,195.10         $       266.37   $     10,928.73
    4-Feb    2000     $11,195.05         $       474.79   $     10,720.26
   18-Feb    2000     $11,195.05         $       450.00   $     10,745.05
    3-Mar    2000     $11,195.05         $       474.79   $     10,720.26
   17-Mar    2000     $11,195.05         $       450.00   $     10,745.05
   31-Mar    2000     $11,195.05         $       266.37   $     10,928.68
   14-Apr    2000     $11,195.05         $       474.90   $     10,720.15
   28-Apr    2000     $11,195.05         $       450.00   $     10,745.05
   12-May    2000     $11,195.05         $       474.90   $     10,720.15
   26-May    2000     $11,195.05         $       450.00   $     10,745.05
    9-Jun    2000     $11,195.05         $       266.37   $     10,928.68
   23-Jun    2000     $11,195.05                          $     11,195.05
    7-Jul    2000     $11,195.05                          $     11,195.05
   21-Jul    2000     $11,195.05                          $     11,195.05
    4-Aug    2000     $11,195.05                          $     11,195.05
   18-Aug    2000     $11,195.05                          $     11,195.05
    1-Sep    2000     $11,195.05                          $     11,195.05
   15-Sep    2000     $11,195.05                          $     11,195.05
   29-Sep    2000     $11,195.05                          $     11,195.05
   13-Oct    2000     $11,195.05                          $     11,195.05
   27-Oct    2000     $11,195.05                          $     11,195.05
   10-Nov    2000     $11,195.05                          $     11,195.05
   24-Nov    2000     $11,195.05                          $     11,195.05
    8-Dec    2000     $11,195.05                          $     11,195.05
   22-Dec    2000     $11,195.05                          $     11,195.05
    5-Jan    2001     $11,195.05                          $     11,195.05
   19-Jan    2001     $11,195.05                          $     11,195.05
    2-Feb    2001     $11,195.05                          $     11,195.05
   16-Feb    2001     $11,195.05                          $     11,195.05
    2-Mar    2001     $11,195.05                          $     11,195.05
   16-Mar    2001     $11,195.05                          $     11,195.05
   30-Mar    2001     $11,195.05                          $     11,195.05
   13-Apr    2001     $11,195.05                          $     11,195.05
   27-Apr    2001     $11,195.05                          $     11,195.05
   11-May    2001     $11,195.05                          $     11,195.05
   25-May    2001     $11,195.05                          $     11,195.05
    8-Jun    2001     $11,195.05                          $     11,195.05
   22-Jun    2001     $11,195.05                          $     11,195.05
    6-Jul    2001     $11,195.05                          $     11,195.05
   20-Jul    2001     $11,195.05                          $     11,195.05
    3-Aug    2001     $11,195.05                          $     11,195.05
   17-Aug    2001     $11,195.05                          $     11,195.05
   31-Aug    2001     $11,195.05                          $     11,195.05
   14-Sep    2001     $11,195.05                          $     11,195.05
   28-Sep    2001     $11,195.05                          $     11,195.05
   12-Oct    2001     $11,195.05                          $     11,195.05


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

   26-Oct    2001     $11,195.05                          $     11,195.05
    9-Nov    2001     $11,195.05                          $     11,195.05
   23-Nov    2001     $11,195.05                          $     11,195.05
Total                $573,557.50        $      4,764.86   $    568,792.64


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